Exhibit 99.1

UNITED REFINING COMPANY REPORTS

FISCAL 2008 YEAR END RESULTS

Warren, PA. December 1/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products today reported results for the Company’s fiscal year ended August 31, 2008.

Net sales for the year ended August 31, 2008 and August 31, 2007 were $3.2 billion and $2.4 billion, respectively, which was an increase of $.8 billion or 33.3% from the prior year. Increases in net sales for the year ended August 31, 2008 were due primarily to a 39% increase in wholesale prices and a corresponding 32% increase in retail selling prices. Also contributing to the increase in net sales was an $11.8 million increase in retail merchandise sales.

Gross profit for the year ended August 31, 2008 was $108.9 million, a decrease of $210.4 million from $319.3 million for the year ended August 31, 2007. The gross profit of the Company was impacted by the erosion of margins for gasoline and asphalt. The benchmark New York Mercantile Exchange 3-2-1 crackspread fell over 22% in fiscal year 2008 while margins on asphalt fell by almost 30%.

Earnings before interest, taxes, depreciation and amortization (EBITDA) before the Last In First Out (LIFO) inventory adjustment for the fiscal year ended August 31, 2008 was $64.6 million, a decrease of $117.2 million from $181.8 million for the year ended August 31, 2007. With the year end LIFO inventory adjustment of $90.1 million for fiscal year ended August 31, 2008, EBITDA for the year was $(25.5) compared to $191.7 million for the prior year. As a result of the LIFO adjustment for fiscal year 2008, the Company expects to realize a tax refund in fiscal 2009 of approximately $35 million.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization and EBITDA before LIFO inventory adjustments, which are terms not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. EBITDA before LIFO inventory adjustment is used because the inventory adjustment represents a significant component in calculating EBITDA, especially during a period of rapidly rising crude oil and product prices. EBITDA before LIFO inventory adjustment is important because it provides information on the financial performance of the Company within the control of management. See reconciliation of EBITDA to Net Income (Loss) in Footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

	Year Ended August 31,
	2008	2007
	(dollars in thousands)
Net Sales	$3,208,012	$2,405,063
Operating (Loss) Income	$(52,595)	$170,293
Net (Loss) Income	$(49,905)	$85,706
Income Tax (Benefit) Expense	$(35,485)	$59,680
EBITDA (1)	$(25,516)	$191,703
EBITDA – before LIFO adjustment	$64,622	$181,793

(1)	EBITDA Reconciliation

EBITDA Reconciliation

	Year Ended August 31,
	2008	2007
	(dollars in thousands)
Net Income	$(49,905)	$85,706
Interest Expense	36,934	28,178
Income Tax Expense	(35,485)	59,680
Depreciation	15,717	14,419
Amortization	7,223	3,720

EBITDA	$(25,516)	$191,703

EBITDA – before LIFO inventory	$64,622	$181,793
LIFO Inventory adjustment	(90,138)	9,910

EBITDA – after LIFO inventory adjustment	$(25,516)	$191,703

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 369 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer (814) 723-1500